EXHIBIT 99.1
For information contact:
Hope Frank
Chief Marketing Officer
Syntax-Brillian Corporation
+1.602.389.8986
hope.frank@syntaxbrillian.com
Wayne Pratt
Executive Vice President, Chief Financial Officer
Syntax-Brillian Corporation
+1.602.389.8797
wayne.pratt@syntaxbrillian.com
Syntax-Brillian Announces $15.5 Million Strategic Investment
TEMPE, ARIZ., March 28, 2007 — Syntax-Brillian Corporation (Nasdaq: BRLC) announced today that it has raised approximately $15.5 million in a strategic financing with investors including an entity controlled by John Jung-Jyh Wu, President and CEO of TCV Group, the company’s primary supplier of plastic injection molded parts, and WesTech Electronics Limited of Singapore, a provider of electronic components for Syntax-Brillian’s award-winning Olevia branded TVs.
The investment comprises 2,118,172 shares of common stock priced at $7.32 per share and three-year warrants to purchase 211,817 shares of common stock at an exercise price of $8.78 per share, exercisable beginning September 27, 2007.
This investment provides capital to continue Syntax-Brillian’s growth, including expanding its manufacturing base and supporting the company’s efforts to continue elevating awareness of the Olevia brand among consumers worldwide.
“We’re impressed with Syntax-Brillian’s rapid ascent in the North American HDTV market and its potential to continue to capture market share into the future. We look forward to working closely, as a partner, with Syntax-Brillian to support its volume requirements as it builds recognition of the Olevia brand for HDTV excellence,” said Mr. Wu of TCV.
“This investment by key executives of TCV Group and WesTech once again validates our strategic direction and ongoing success,” said Syntax-Brillian CEO Vincent Sollitto. “This investment further aligns the interests of Syntax-Brillian and its shareholders with those of our valued supply chain members as we continue to work together to develop even more exciting next-generation digital entertainment products.”
About Syntax-Brillian Corporation
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD and LCoS™ HDTVs and digital entertainment products. The company’s lead products include its Olevia brand (www.olevia.com) of widescreen HDTV-ready and HD-built-in LCD TVs — one of the fastest growing global TV brands — and its Gen II LCoS™ 720p and 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian’s global supply chain, Asian operations and North

American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.
Brillian and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding anticipated future growth and expansion of the company’s manufacturing base. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the company’s products; (b) changes in the market for customers’ products; (c) the failure of the company’s products to deliver commercially acceptable performance; (d) the ability of the company’s management, individually or collectively, to guide the company in a successful manner; and (e) other risks as detailed in Syntax-Brillian’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006 and subsequent filings with the Securities and Exchange Commission.
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